CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 25, 2025, relating to the financial statements and financial highlights of Acclivity Mid Cap Multi-Style Fund, Acclivity Small Cap Value Fund, Dynamic International Opportunity Fund and Dynamic U.S. Opportunity Fund, each a series of the Northern Lights Fund Trust II, which are included in Forms N-CSR for the year ended December 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers”, and “Portfolio Holdings Information” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 24, 2025

COHEN & COMPANY, LTD. Registered with the Public Company Accounting Oversight Board
800.229.1099 I 866.818.4538 Fax I cohenco.com